UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2008, Janice Rutkowski informed PharMerica Corporation (the “Company”) that she will be retiring from her position as Senior Vice President and Chief Clinical Officer upon the expiration of her employment agreement with the Company on August 15, 2008.

On July 25, 2008, Ms. Rutkowski and the Company entered into a Separation of Employment Agreement and General Release (the “Agreement”). Under the Agreement, Ms. Rutkowski will be entitled to any unpaid base salary through August 15, 2008 and will continue to receive her current monthly base salary of $21,623.33 for twenty four months after August 15, 2008. Ms. Rutkowski will also receive a management incentive bonus in an amount not to exceed 80% of her current base salary, to be paid on the first business day at the conclusion of the twenty four month period following August 15, 2008. Ms. Rutkowski will be entitled to continuing health benefits for herself and her family for a twenty four month period following August 15, 2008. Ms. Rutkowski will also receive certain outplacement services and certain unused vacation pay. Ms. Rutkowski will have one year from August 15, 2008 to exercise her vested options. The non-vested portion of options and restricted stock awards as of August 15, 2008 will be forfeited as of that date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.46	Separation of Employment Agreement and General Release dated July 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: July 25, 2008	By:	/s/ Berard E. Tomassetti
Berard E. Tomassetti
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

10.46	Separation of Employment Agreement and General Release dated July 25, 2008.